ARTICLES OF AMENDMENT
               TO THE ARTICLES OF INCORPORATION OF
                    IMPRESSIVE VENTURES, LTD.

     Pursuant to the provision of the Nevada Corporation Laws, Impressive Ventures, Ltd. adopts the following amendment to its Articles of Incorporation.

                          AMENDMENTS

Articles I of the Company's Articles of Incorporation was amended to read:

         NAME: The Name of the Corporation is Wealth International, Inc.

                     ADOPTION OF AMENDMENTS

     The above amendments to the Articles of Incorporation of Impressive Ventures, Ltd. was duly adopted by the shareholders of the corporation at a meeting held August 27, 1996, in the manner prescribed by the State of Nevada General Corporation Laws.

     The corporation had 8,651,200 shares vote FOR the amendment and 0 shares vote AGAINST.

     IT WITNESS WHEREOF, the undersigned president and secretary, having been hereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation this 27th day of August, 1996.

Impressive Ventures, Ltd.

By:/s/Nicholas Julian
President

By:/s/Dannette Uyeda
Secretary

State of Utah ).ss
City of Salt Lake )

Subscribed and sworn to before me this   day of August, 1996.

Notary Public